Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269732

PROSPECTUS SUPPLEMENT NO. 17
(to Prospectus dated July 13, 2023)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of July 13, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-269732).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 17, 2024 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On January 16, 2024, the last reported sales price for the Common Shares on the NYSE was $0.72.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2024

D-Wave Quantum Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation	(Commission File Number	(IRS Employer Identification No.)

2650 East Bayshore Road
Palo Alto, California
94303
(Address of principal executive offices) (Zip Code)

(604) 630-1428
Registrant’s telephone number, including area code:

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On January 10, 2024, the Board of Directors (the “Board”) of D-Wave Quantum Inc. (the “Company”) appointed Former Department of Homeland Security Secretary Kirstjen Nielsen as an independent director, to hold office until the 2025 Annual Meeting of Stockholders or until her successor is duly elected and qualified, effective as of January 10, 2024.  Sec. Nielsen will serve on the Compensation Committee of the Board.   Sec. Nielsen will be compensated on the same basis as all other non-employee directors of the Company, as described under “Executive and Director Compensation” in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders.

Sec. Nielsen, 51, has served as President and Founder of Lighthouse Strategies, a technology consultancy, since 2019. From 2017 to 2019, Sec. Nielsen served as the sixth Secretary of the U.S. Department of Homeland Security to lead the 240,000 law enforcement, civilian, and military employees of the third largest cabinet agency and oversee development and expenditure of its $70 billion in total annual budget authority. As an attorney, public servant, successful entrepreneur, subject matter expert, and regular public speaker, she brings over two decades of domestic and international experience in the homeland and national security sectors and has advised governments, private sector companies, international organizations, and NGOs throughout her impressive career. Sec. Nielsen serves on the Board of Advisors for the Global and National Security Institute at the University of South Florida, as a Board Member of the Global Resilience Federation and the National Defense University Foundation Board, and as an Editorial Board member of Homeland Security Today. She co-chairs working groups on cyber and critical infrastructure security for the bipartisan Homeland Security Experts Group. Sec. Nielsen also sits on the Advisory Boards of several emerging technology companies as well as a variety of boards promoting government, nonprofit, and private sector security collaboration.  She holds a B.S. in Foreign Service from Georgetown University and a J.D. from the University of Virginia School of Law.

There are no transactions between Sec. Nielsen and the Company that would be reportable under Item 404(a) of Regulation S‑K. A copy of the press release announcing Sec. Nielsen's appointment as a director of the Company is attached as Exhibit 99.1 to this Report, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated January 17, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2024	D-Wave Quantum Inc.

	By:	/s/ Alan Baratz
Alan Baratz
President & Chief Executive Officer

Exhibit 99.1

D-Wave Names Kirstjen Nielsen, Former Secretary of Homeland Security, to Board of Directors

Board appointment highlights governments’ rapidly accelerating interest and investment in today’s quantum technology

PALO ALTO, Calif., BURNABY, B.C., --- January 17, 2024 -- D-Wave Quantum Inc. (NYSE: QBTS), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced the addition of Kirstjen Nielsen, former Secretary of the U.S. Department of Homeland Security, to its board of directors. Secretary Nielsen joins D-Wave as the company continues to drive increasing enterprise and government adoption of quantum technology.

Secretary Nielsen is an internationally recognized expert and proven leader on security issues critical to the United States of America's highest priorities, including enterprise risk, resiliency, cybersecurity, and emerging threats. She is steeped in emerging technology policy, including artificial intelligence (AI) and quantum, and has advised technology companies — from start-ups to Fortune 100 corporations. Her breadth of experience stands at the crossroads of policy, strategy, and operations, providing her with a unique perspective across complex enterprise environments, and influencing her position on the importance of stakeholder engagement. Her extensive history of working with governments to utilize emerging technologies as a force multiplier is important for today’s quantum computing, as it has advanced to a stage of tackling real-world problems.

“Quantum computing has the potential to transform the way governments and businesses tackle operational complexities, and D-Wave is clearly leading this evolution,” said Secretary Nielsen. “From the amazing technology developments on the horizon to the impressive scientific results I’ve seen, D-Wave is well positioned to capitalize on its unique strengths as it ushers in this new era of computing. I’m looking forward to helping the company during this pivotal time.”

Beyond her work with the Department of Homeland Security, Secretary Nielsen has held a variety of domestic and international government roles, including serving on the White House Homeland Security Council, helping create and run the then new TSA, and leading the World Economic Forum’s Global Agenda Council on Risk and Resilience. In addition, Secretary Nielsen is a Member of the State Bar of Texas, holds a B.S. in foreign service from Georgetown University and a J.D. from the University of Virginia’s School of Law, and has practiced transactional law.

“Quantum policy, investment and engagement are global in nature, and as quantum programs continue to advance and expand, we are excited to have the advice and counsel of Secretary Nielsen as a valued member of our Board of Directors,” said Steve West, chair of the D-Wave board. “Quantum technology is at an important inflection point, moving from research to commercialization, and her perspectives and expertise will help the company navigate this new frontier into quantum adoption.”

“It’s a transformative time in quantum computing, as governments and businesses increasingly recognize the near-term value today’s quantum solutions can deliver,” said Dr. Alan Baratz, CEO of D-Wave. “It’s also a transformative time for D-Wave, and we’re incredibly excited to have Secretary Nielsen join the board to help the company accelerate quantum adoption and explore quantum’s impact on AI and machine learning. As an attorney, public servant, and US and international policy expert, she will bring valuable perspectives to the D-Wave board.”

About D-Wave Quantum Inc.

D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society. We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modelling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. Forward-looking statements in this press release include, but are not limited to, statements regarding the potential of quantum computing, anticipated future developments by D-Wave, including its exploration of quantum’s impact on AI and machine learning, and the position of D-Wave in the quantum computing industry. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including general economic conditions and other risks; our ability to expand our customer base and the customer adoption of our solutions; risks within D-Wave’s industry, including anticipated trends, growth rates, and challenges for companies engaged in the business of quantum computing and the markets in which they operate; the outcome of any legal proceedings that may be instituted against us; risks related to the performance of our business and the timing of expected business or financial milestones; unanticipated technological or project development challenges, including with respect to the cost and/or timing thereof; the performance of our products; the effects of competition on our business; the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; the risk that we may never achieve or sustain profitability; the risk that we are unable to secure or protect our intellectual property; volatility in the price of our securities; the risk that our securities will not maintain the listing on the NYSE; and the numerous other factors set forth in D-Wave’s Annual Report on Form 10-K for its fiscal year ended December 31, 2022 and other filings with the Securities and Exchange Commission. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:

D-Wave
Alex Daigle
media@dwavesys.com

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